Exhibit 99.3

PUT AGREEMENT

Put Agreement, dated as of November __, 2011 (the “Agreement”), between NICKOLAS W. JEKOGIAN, III (“Jekogian”) and RICHARD ZORN (“Stockholder”).

WITNESSETH:

WHEREAS, simultaneously with the execution and delivery hereof, Stockholder is purchasing 125,000 shares (the “Shares”) of Class B Common Stock of Presidential Realty Corp., a Delaware corporation (the “Company”), directly from the Company at a purchase price of $1.00 per share;

WHEREAS, simultaneously with the execution and delivery hereof, pursuant to terms negotiated by Jekogian, the BBJ Family Revocable Trust is purchasing 177,013 shares of Class A Common Stock of the Company from one of the existing stockholders of the Company, Jekogian is being appointed as a Director and Chief Executive Officer of the Company and Jekogian’s company Signature Community Group LLC is entering into management agreements with the Company and/or its subsidiaries with respect to the Company’s properties;

WHEREAS, as an inducement to Stockholder to purchase the Shares, Jekogian is willing to grant to the Stockholder certain “put option” rights with respect to the Shares.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, the parties hereto agree as follows:

1. Commencing on the date that is 30 months after the date hereof (the “Put Start Date”), and for a period of three (3) business Days thereafter, the Stockholder shall have the option to sell (the “Put Option”) to Jekogian all or any portion of the Shares and Jekogian shall have the obligation to purchase from the Stockholder, subject to Section 5, all of the Shares elected to be sold by Stockholder at $1.21 per share (the “Put Option Price”).

2. The Put Option shall be exercisable by Stockholder by giving written notice (a “Put Notice”; and the date such Put Notice is given, the “Put Notice Date”) to Jekogian and the Company any time after the Put Start Date and before 5:00 P.M. on the third business day thereafter, setting forth Stockholder’s exercise of the Put Option and the number of Shares to be sold. The date of the giving of a Put Notice shall be deemed to be the date of exercise of the Put Option, regardless of when the Option Closing Date (as defined below) occurs.

3. The closing of the sale of the Shares indicated in the Put Notice shall take place on a date mutually agreed to by the Stockholder and Jekogian, which shall in any event be no later than five (5) business days following the Put Notice Date (the “Option Closing Date”). The transfer of such Shares shall be accompanied by the Stockholder’s written representation and warranty to the effect that Stockholder has the necessary authority to transfer the Shares and that such Shares are free and clear of all liens and encumbrances.

4. On the Option Closing Date, payment of the Put Option Price shall be paid by Jekogian, at Stockholder’s option, by wire transfer of immediately available funds or by certified check payable to Stockholder against delivery of the certificates representing the Shares being sold, together with duly executed stock powers endorsed in blank. Concurrently herewith, Jekogian is executing and delivering a promissory note in the form of Exhibit A annexed hereto evidencing his obligation to pay the Put Option Price as aforesaid.

5. The Company’s certificate of incorporation, as amended (the “Certificate”) provides that shares of the Company’s capital stock may not be transferred to any person if the transfer would cause such person to be the owner of more than 9.2% of the Company’s outstanding capital stock. If the number of Shares required to be purchased by Jekogian upon exercise of the Put Option would cause Jekogian to own more than 9.2% of the Company’s outstanding capital stock or otherwise be in conflict with the Company’s Certificate, then the number of Shares is excess of the number which may be transferred to Jekogian under the Certificate shall be deemed “Excess Shares” as defined in the Certificate and the Excess Shares shall be transferred directly to the Company and dealt with in accordance with the Certificate. Notwithstanding the foregoing, Jekogian shall nevertheless be required to pay the full Put Option Price for all of the shares elected to be sold by Stockholder in the Put Notice.

6. All notices required or permitted to be given hereunder must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt sent concurrently by one of the other methods provided herein)), or (c) received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses or fax numbers set forth below (or to such other address, person’s attention or fax number or email address as a party may designate by notice to the other parties given in accordance with this Section 6):

If to the Company, to it at:
Mailing Address: 180 South Broadway
White Plains, New York 10605
Email Address: jjoseph@presrealty.com
Fax Number: 914-948-1327
With a copy to:
Blank Rome LLP
The Chrysler Building 405 Lexington Avenue Attention: Pamela E. Flaherty, Esq. New York, NY 10174 Facsimile: (917) 332-3733

If to the Stockholder, to him at:
[Address]

With a copy to:
Charles M. O'Rourke, Esq. 2 Swenson Drive Woodbury, NY 11797 Tel. (516) 677-9785 Fax. (516) 677-9786
If to Jekogian, to him at:
c/o Signature Community Group
9 East 40th Street
New York, New York 10016

Blank Rome LLP The Chrysler Building 405 Lexington Avenue Attention: Samuel Walker, Esq. New York, NY 10174 Facsimile: (917) 332-3805

7. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

8. Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the courts of the State of New York, County of Nassau, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Service of process or any other papers in any such Proceeding may be made by registered or certified mail, return receipt requested, pursuant to the provisions of Section 6. The term “Proceeding” means any claim, action, investigation, arbitration, litigation or other proceeding.

9. This Agreement shall inure for the benefit of the parties hereto and their respective personal representatives. The obligations of Jekogian under this Agreement shall not be assignable by the Stockholder without the written consent of Jekogian which may be granted or withheld in his sole discretion. The obligations of Jekogian under this Agreement shall automatically terminate with respect to any Shares sold or disposed of by the Stockholder.

10. This Agreement constitutes the complete understanding among the parties with respect to its subject matter and supersedes all prior agreements and understandings with respect to such subject matter. No alteration or modification of any of the provisions of this Agreement shall be valid unless made in writing and signed by Stockholder and Jekogian.

11. This Agreement may be executed in counterparts and all such counterparts taken together shall constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date above written.

NICKOLAS W. JEKOGIAN, III

RICHARD ZORN

[Signature Page to Put Agreement]